Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

January 19, 2010

CITIGROUP REPORTS 2009 FULL YEAR MANAGED REVENUES(1) OF $91.1 BILLION AND EXPENSES OF $47.8 BILLION

FULL YEAR 2009 NET LOSS OF $1.6 BILLION

FOURTH QUARTER NET LOSS OF $7.6 BILLION ($0.33 PER SHARE); $1.4 BILLION ($0.06 PER SHARE) EXCLUDING THE IMPACT OF TARP REPAYMENT AND EXIT OF LOSS-SHARING AGREEMENT

NET CREDIT LOSSES LOWER FOR SECOND CONSECUTIVE QUARTER

TIER 1 CAPITAL RATIO OF 11.7% AND TIER 1 COMMON RATIO(2) OF 9.6%

TIER 1 COMMON OF $104.6 BILLION AND ALLOWANCE FOR LOAN LOSSES OF $36.0 BILLION

CITICORP 2009 NET INCOME OF $14.7 BILLION, UP FROM $6.1 BILLION IN 2008

CITI HOLDINGS ASSETS DOWN $168 BILLION OR 23% IN 2009, AND $351 BILLION FROM PEAK LEVELS

New York — Citigroup today reported a full year 2009 net loss of $1.6 billion, or $0.80 per share.  Managed revenues were $91.1 billion for the year.  The fourth quarter 2009 net loss was $7.6 billion, or $0.33 per share.  Excluding the $6.2 billion after-tax loss associated with TARP repayment and exiting the loss-sharing agreement, the fourth quarter net loss was $1.4 billion or $0.06 per share.

The provision for loan losses(3) in the fourth quarter was $8.2 billion, down 36% from the prior year and 10% from the prior quarter.

“We have made enormous progress in 2009,” said Vikram Pandit, Chief Executive Officer of Citigroup.  “It was our responsibility to get our own house in order.  We greatly improved Citi’s capital strength, reduced the size and scope of the company, and refocused our business strategy to take advantage of our unmatched global network.  We created Citi Holdings to rationalize non-strategic businesses, totally overhauled risk management, cut costs by over $13 billion annually, reduced headcount by 100,000, and reduced assets by $500 billion from peak levels.  And to take advantage of all these changes, we assembled a talented new management team focused on the new Citicorp franchise to move us forward.

“We also completed the repayment of $20 billion invested in the company by the U.S. government through the Troubled Asset Relief Program (TARP) and exited the loss-sharing agreement with the government,” said Mr. Pandit.  “As we enter 2010, we are strongly capitalized, significantly more efficient, and are executing on a clear

(1)        Managed metrics, used throughout this release, are non-GAAP financial measures.  See Appendix C for additional information on these metrics.

(2)        Tier 1 Common and related ratios, used throughout this release, are non-GAAP financial measures.  See Appendix C for additional information on these metrics.

(3)        Provision for credit losses and policyholder benefits and claims.

strategy that is focused on clients.  With the commitment and dedication of our people, we have created a strong foundation for the future.”

Mr. Pandit concluded: “In the near term, we will continue to focus on sustainable profitability and growth, and supporting the global economic recovery.  I believe we are positioned for long-term success, and have a strategy that combines our international footprint, global talent and unique capabilities to serve our clients and customers here and around the world.  We serve nearly every Fortune 500 company and 85% of the top global companies, enabling liquidity and capital flows by providing the financial infrastructure that facilitates these companies’ international operations.  Citi is one of the great franchises in financial services, and with our renewed financial strength and strategy, we can now completely focus on executing this strategy.”

Commenting on Citi’s financial results, John Gerspach, Chief Financial Officer of Citigroup, said: “We have made significant progress in 2009. While the environment continues to be challenging, we have a strong capital base and client franchise.  Although we remain cautious and continue to monitor the future impacts of our current loss mitigation efforts, we continue to see indications that credit may be stabilizing or improving, particularly in Asia and Latin America.”

KEY ITEMS

•                Citigroup 2009 managed revenues increased 49% to $91.1 billion, up from $61.2 billion in 2008 reflecting, in part, the absence of significant marks taken in 2008.

•                Full year operating expenses declined 31% to $47.8 billion.  Excluding goodwill impairments and restructuring/repositioning charges recorded in 2008, operating expenses were down 15%.

•                Fourth quarter managed revenues were $7.9 billion, or $17.9 billion excluding a $10.1 billion pre-tax loss associated with the TARP repayment and exiting the loss-sharing agreement, down from $23.1 billion in the third quarter, which included a $1.4 billion pre-tax gain from the extinguishment of debt associated with the exchange offers.

•                Fourth quarter net credit losses of $7.1 billion were down $0.8 billion from the prior quarter, marking the second consecutive quarter of improvement. Managed net credit losses were $10.0 billion, down from $11.0 billion in the prior quarter.

•                Fourth quarter net loan loss reserve build was $0.7 billion.  For the year, the company added a net build of $8.0 billion to the allowance for loan losses. The allowance for loan losses was $36.0 billion at year-end, or 6.1% of total loans.

•                Citicorp full year revenues outside the North America region were $41 billion, 68% of total Citicorp revenues.

•                Citi Holdings assets declined $70 billion to $547 billion during the quarter and were down $351 billion from peak levels in the first quarter of 2008.

•                Citi completed 14 divestitures in Citi Holdings in 2009, including Smith Barney, Nikko Cordial Securities and Nikko Asset Management.

•                Regional Consumer Banking (RCB) deposits grew $31 billion or 12% in 2009. Full year managed revenues declined 6% to $29 billion, reflecting an 11% decline in average assets versus 2008.  This revenue decline was more than offset by expense declines of 12% (excluding a fourth quarter 2008 goodwill impairment). High credit costs continued to affect financial results.

•                RCB full year revenues outside the North America region were $15.5 billion, 68% of total RCB revenues.

•                Securities and Banking (S&B) 2009 revenues were $29.4 billion, excluding credit value adjustments (CVA), up 23% versus 2008.  Fourth quarter revenues (excluding CVA) were $5.4 billion, down from $6.6 billion in the third quarter, and up from $5.1 billion in the fourth quarter of 2008.(4)

•                Transaction Services 2009 net income was $3.7 billion, up 12% versus 2008 on revenues of $9.8 billion.

•                Firmwide deposits were $836 billion, up $62 billion from the prior year and $3 billion from the prior quarter.

(4)        See appendix A for quarterly and annual CVA amounts.

•                Structural liquidity(5) improved to 73% from 66% at year-end 2008.

•                At year-end, the Tier 1 Capital ratio was 11.7%.  Tier 1 Common ratio was 9.6%, up from 2.3% a year ago.  Tier 1 Common was $104.6 billion, up from $22.9 billion a year ago.

•                Continued support for U.S. economy and consumers.  During 2009, Citi provided approximately $458 billion in new credit in the U.S.  Since the start of the U.S. housing crisis in 2007, Citi has worked with more than 715,000 homeowners to help them avoid potential foreclosure. Citi completed approximately 130,000 mortgage loan modifications during 2009.  In addition, Citi established more than 119,000 trial modifications during the year under the Home Affordable Modification Program (“HAMP”) or its own proprietary modification program.  Citi is also currently helping more than 1.5 million credit card members to manage their card debt through a variety of forbearance programs.  The company has remained committed to long-standing programs that provide small and mid-sized companies access to credit to grow their businesses.  Citi has provided over $4.5 billion of new (and renewed) credit to small and mid-sized businesses in 2009.

“I would like to thank all my colleagues for their efforts during 2009,” said CEO Vikram Pandit.  “It was their hard work and relentless dedication to Citi that delivered so much progress during the year.  I would also like to thank our clients around the world who continued to strongly support us during a difficult period in the company’s history.  Citi has an incredibly strong franchise with world class talent dedicated to meeting our clients’ needs. I am confident of our future success.”

(5)        Structural liquidity equals deposits, long-term debt and equity, as a percentage of total assets.

CITIGROUP FOURTH QUARTER 2009 RESULTS

	Revenues
(in millions of dollars)	4Q’09	3Q’09	4Q’08	2008	2009
Citicorp
Regional Consumer Banking	5,720	5,675	5,710	25,674	22,771
Securities and Banking	3,457	4,893	2,466	24,935	27,646
Transaction Services	2,475	2,457	2,484	9,946	9,789
Total Citicorp	$11,652	$13,025	$10,660	$60,555	$60,206

Citi Holdings
Brokerage and Asset Management	425	670	1,472	8,423	15,135
Local Consumer Lending	4,152	4,647	5,297	24,453	19,182
Special Asset Pool	162	1,377	(11,732)	(39,574)	(3,682)
Total Citi Holdings	$4,739	$6,694	$(4,963)	$(6,698)	$30,635
Corporate/Other	$(10,986)	$671	$(51)	$(2,258)	$(10,556)
Total Citigroup	$5,405	$20,390	$5,646	$51,599	$80,285

	Income From Cont. Operations
(in millions of dollars, except per share amounts)	4Q’09	3Q’09	4Q’08	2008	2009
Citicorp
Regional Consumer Banking	475	615	(5,908)	(3,140)	1,891
Securities and Banking	336	755	(445)	5,952	9,152
Transaction Services	919	939	835	3,353	3,736
Total Citicorp	$1,730	$2,309	$(5,518)	$6,165	$14,779

Citi Holdings
Brokerage and Asset Management	96	139	(860)	(764)	7,107
Local Consumer Lending	(2,332)	(2,099)	(4,888)	(8,254)	(10,043)
Special Asset Pool	(208)	142	(8,953)	(26,994)	(5,303)
Total Citi Holdings	$(2,444)	$(1,818)	$(14,701)	$(36,012)	$(8,239)
Corporate/Other	$(7,026)	$102	$(774)	$(2,182)	$(7,606)
Total Citigroup From Continuing Operations	$(7,740)	$593	$(20,993)	$(32,029)	$(1,066)
Discontinued Operations	232	(418)	3,424	4,002	(445)
Net income (loss) attributable to noncontrolling interest	71	74	(306)	(343)	95
Total Citigroup	$(7,579)	$101	$(17,263)	$(27,684)	$(1,606)
Diluted Preferred Stock Dividends, discount accretion and conversion price reset	—	304	665	892	3,979
Impact of Exchange Offer on Retained Earnings	(187)	(3,055)	—	—	(3,242)
Income Available to Common Shareholders, Net Income	$(7,766)	$(3,242)	$(18,162)	$(29,416)	$(9,244)
Diluted EPS from Continuing Operations	$(0.34)	$(0.23)	$(4.04)	$(6.37)	$(0.76)
Diluted EPS	$(0.33)	$(0.27)	$(3.40)	$(5.61)	$(0.80)

REVENUES

Citigroup fourth quarter revenues were $5.4 billion, or $15.5 billion excluding the loss on the repayment of TARP and exiting the loss-sharing agreement, down from $20.4 billion in the prior quarter which included a $1.4 billion gain from the extinguishment of debt associated with the exchange offers.

Citicorp fourth quarter revenues were $11.7 billion, down from $13.0 billion in the prior quarter.  Managed revenues were $13.4 billion, down from $14.8 billion in the prior quarter.  Excluding the impact of CVA in each quarter, managed revenues were down approximately 7% sequentially, due primarily to declines in S&B revenues.

•                  RCB revenues were $5.7 billion, up 1% sequentially.  Managed revenues of $7.5 billion were flat with the prior quarter. Average deposits of $288 billion were up 5% sequentially, driven by growth in all regions.  Average retail banking loans increased 4% sequentially to $80.6 billion, while Citi-branded cards average managed loans were up 1% sequentially to $114.2 billion.

•                  North America RCB revenues of $1.6 billion were down 6% sequentially and managed revenues were $3.4 billion, down 5% sequentially.  The decline in managed revenues was mainly driven by lower card revenues due to implementation of the Credit Card Accountability, Responsibility, and Disclosure Act of 2009 (the CARD Act).

•                  EMEA RCB revenues were $0.4 billion, down 7% sequentially due to declining margins.

•                  Latin America RCB revenues were $1.9 billion, up from $1.8 billion in the prior quarter driven by increasing deposits, loan balances and card purchase sales, as well as by the impact of foreign exchange.  Revenues increased in both cards and retail banking.

•                  Asia RCB revenues of $1.8 billion were up 6% sequentially driven by increasing investment sales and loan and deposit volumes within retail banking, as well as increasing purchase sales and loan volumes within cards.  Revenue increases also included the impact of foreign exchange.

•                  S&B revenues declined to $3.5 billion from $4.9 billion in the prior quarter. Fourth quarter S&B revenues included a negative CVA of $1.9 billion, of which $840 million pre-tax ($518 million after-tax) represented the cumulative impact of a correction of an error in calculating the CVA on the company’s fair value option debt in prior periods. Excluding the impact of CVA, revenues were $5.4 billion compared to $6.6 billion in the prior quarter.  The $1.2 billion sequential decline in revenues excluding CVA was primarily driven by lower revenues in fixed income and equity markets reflecting lower market volatility and a decline in market volumes.

•                  Investment banking revenues were $1.5 billion, up 25% sequentially, driven by strength in advisory and equity underwriting partially offset by lower debt issuance volume.

•                  Equity markets revenues were $31 million ($0.7 billion excluding CVA) versus $0.4 billion ($1.3 billion excluding CVA) in the prior quarter.  The $0.6 billion sequential decline in revenues excluding CVA was primarily driven by weaker market activity and lower volatility.

•                  Fixed income markets revenues were $1.8 billion ($3.0 billion excluding CVA) versus $3.9 billion ($4.7 billion excluding CVA) in the prior quarter.  The $1.7 billion sequential decline in revenues excluding CVA was primarily driven by weaker trading results as lower market volatility led to a reduction in trading opportunities.

•                  Lending revenues were negative $0.2 billion versus negative $0.7 billion in the prior quarter driven by lower credit default swap losses.  In addition, the net interest margin of the portfolio increased during the quarter as improved pricing more than offset the impact of a decline in the size of the loan book.

•                  Private Bank revenues were $0.6 billion, up 7% sequentially.  Excluding the impact of CVA (negative $6 million and negative $39 million in the fourth and third quarter, respectively), revenues were up 1% sequentially.

•                  Transaction Services revenues were $2.5 billion, up slightly from the prior quarter, as higher deposits and increased volumes offset spread compression.  Average deposits and other customer liability balances increased $21 billion, or 7% during the quarter to $335 billion.  End of period assets under custody were $12.1 trillion.

Citi Holdings fourth quarter revenues were $4.7 billion versus $6.7 billion in the prior quarter.  Managed revenues were $5.5 billion during the quarter, down from $7.6 billion in the prior quarter. Key drivers of the decline included lower positive net revenue marks within the Special Asset Pool (SAP) of $0.2 billion versus $1.5 billion in the prior quarter (see Appendix A), as well as the prior quarter’s $0.3 billion pre-tax gain on the sale of Citigroup’s Managed Futures business, and lower net interest revenue within Local Consumer Lending. SAP asset sales of approximately $10 billion resulted in $0.8 billion of pre-tax gains during the quarter.

Corporate/Other fourth quarter revenues were negative $11.0 billion down from positive $0.7 billion in the prior quarter, due to the $10.1 billion pre-tax loss on the TARP repayment and exiting the loss-sharing agreement, and the prior quarter’s $1.4 billion pre-tax gain from the extinguishment of debt associated with the exchange offers.

EXPENSES

Citigroup fourth quarter operating expenses were $12.3 billion, up from $11.8 billion in the prior quarter.

Citicorp fourth quarter operating expenses were $8.5 billion, up from $8.2 billion in the prior quarter driven primarily by higher marketing and investment spending in Latin America and Asia RCB, increases in repositioning expenses, and the impact of foreign exchange.

Citi Holdings fourth quarter operating expenses were $3.3 billion, up 2% from the prior quarter, driven by higher repositioning costs and increased collections expense, primarily in U.S. mortgages.

CREDIT

Citigroup fourth quarter credit costs of $8.2 billion included net credit losses of $7.1 billion, a $0.7 billion net loan loss reserve build and a $0.3 billion provision for policyholder benefits and claims.  Net credit losses were down 10% from the prior quarter.  Total credit costs declined 10% sequentially, to the lowest level since the second quarter of 2008.

•                  Citigroup fourth quarter consumer managed net credit losses were $8.9 billion, down 6% sequentially, driven by lower losses across most consumer lending portfolios, due in part to loss mitigation efforts.

•                  Total corporate net credit losses declined sequentially to $1.1 billion in the fourth quarter, from $1.5 billion, reflecting continued stabilization in corporate credit quality, and declines in the size of the portfolio. The corporate loan portfolio declined by $13.3 billion in the fourth quarter to $167.4 billion

•                  Citigroup’s loan loss reserve build for the quarter was $0.7 billion, down from $0.8 billion in the prior quarter, and consisted of a build of $1.0 billion for consumer loans, and a release of $0.3 billion for corporate loans.

•                  The consumer loan loss reserve was $28.4 billion at year-end, representing 14.1 months of concurrent coverage, up from 13.3 months of coverage at the end of the third quarter.

•                  Citigroup’s total allowance for loan losses at year-end was $36.0 billion or 6.1% of total loans, compared to $36.4 billion or 5.9% of total loans in the prior quarter.

Citicorp fourth quarter credit costs were $1.6 billion, consisting essentially of net credit losses.  Citicorp managed net credit losses were $3.3 billion, down 8% sequentially.

•                  North America RCB managed net credit losses were $2.0 billion, down 6% from the prior quarter reflecting a decline in credit losses in the Citi-branded card portfolio driven by loss mitigation efforts.

•                  EMEA RCB net credit losses were $138 million, flat with the prior quarter.  The reserve build was $10 million, down from $67 million in the prior quarter.

•                  Latin America RCB net credit losses were $626 million, down $30 million sequentially driven by lower credit losses in the Mexico card portfolio, reflecting loss mitigation programs and improving economic conditions.  The reserve release was $3 million versus a build of $141 million in the prior quarter.

•                  Asia RCB net credit losses were $306 million, down from $351 million in the prior quarter, as retail banking and card net credit losses declined broadly across the region. The reserve build of $79 million was flat with the prior quarter.

•                  S&B net credit losses were $181 million, down from $294 million in the prior quarter.  The reserve release was $141 million versus a build of $151 million in the prior quarter, reflecting declines in lending balances and stabilizing corporate credit.

•                  Transaction Services net credit losses were $5 million in the fourth quarter versus net recoveries of $2 million in the third quarter.  The reserve build was $3 million versus release of $5 million in the prior quarter.

Citi Holdings fourth quarter credit costs were $6.6 billion, and included $5.6 billion of net credit losses, a $0.7 billion reserve build and a $0.3 billion provision for policyholder benefits and claims.  Managed net credit losses were $6.7 billion, down 9% from the prior quarter.

•                  North America retail partner card managed net credit losses declined 2% sequentially to $2.0 billion, reflecting tightened underwriting standards and loss mitigation efforts.

•                  Net credit losses in North America residential real estate lending declined 7% sequentially to $2.1 billion due primarily to lower losses on second mortgages reflecting the impact of portfolio re-positioning and loss mitigation.  In addition, increasing volumes of trial modifications of first mortgages under the HAMP contributed to the sequential decline in losses; the loan loss reserve was increased to offset this impact.

•                  International consumer net credit losses declined 18% sequentially to $0.8 billion driven by improvements in Asia and EMEA.

•                  Within the Special Asset Pool, net credit losses declined to $950 million from $1.3 billion in the prior quarter due to lower write-offs of corporate loans.

TAXES

Citigroup’s tax provision for the quarter was a $7.4 billion benefit reflecting a higher proportion of income being earned and indefinitely reinvested in countries with relatively lower tax rates as well as a higher proportion of income from tax advantaged sources.

DISCONTINUED OPERATIONS

Discontinued operations net income in the fourth quarter was $232 million versus a net loss of $418 million in the prior quarter, due to the sale of Nikko Cordial Securities completed during the quarter.

NET INCOME

Citigroup’s net loss was $7.6 billion in the fourth quarter versus $0.1 billion of net income in the third quarter.  Excluding the impact of the TARP repayment and exiting the loss-sharing agreement in the fourth quarter and the gain on debt extinguishment associated with the exchange offers in the third quarter, net income was lower by $0.6 billion sequentially.  The impact of the TARP repayment, exiting of the loss-sharing agreement and the gain on debt extinguishment were recorded in the Corporate/Other segment.

Citicorp fourth quarter net income was $1.7 billion, down from $2.3 billion from the prior quarter, as declines in S&B revenues and higher operating expenses were partially offset by sequential declines in credit costs across businesses. Income growth in Asia and Latin America was offset by declines in North America and EMEA.

Citi Holdings fourth quarter net loss was $2.5 billion versus a loss of $1.9 billion in the prior quarter as a sequential decline in credit costs was more than offset by a reduction in positive revenue marks, lower net interest revenue and the absence of the $0.2 billion after-tax gain on the sale of Citigroup’s Managed Futures business in the quarter.

BALANCE SHEET

Total assets were $1.9 trillion, down 2% from the third quarter reflecting business dispositions and asset sales within Citi Holdings.  During the quarter approximately $46 billion of cash and deposits with banks were redeployed into liquid securities held in the available-for-sale portfolio.

Vikram Pandit, Chief Executive Officer, and John Gerspach, Chief Financial Officer, will host a conference call today at 11:00 AM (EST).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/fin.  A replay of the webcast will be available at http://www.citigroup.com/citi/fin/pres.htm.  Dial-in numbers for the conference call are as follows: (877) 700-4194 in the U.S.; (706) 679-8401 outside of the U.S.  The passcode for all numbers is 45893765.

Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Financial Supplement.  Both the earnings release and the Financial Supplement are available on Citigroup’s website at www.citigroup.com or www.citi.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Contacts:

Press:	Jon Diat:	(212) 793-5462	Equity Investors:	John Andrews	(212) 559-2718
	Stephen Cohen:	(212) 793-0181	Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091

CITIGROUP

STATEMENT OF INCOME

	4Q	3Q	4Q	FY	FY
(In millions of dollars, except per share amounts)	2009	2009	2008	2008	2009
Revenues
Net interest revenue	$11,161	$11,998	$13,271	$53,749	$48,914
Non-Interest revenue	(5,756)	8,392	(7,625)	(2,150)	31,371
Total revenues, net of interest expense	5,405	20,390	5,646	51,599	80,285
Provisions for Credit Losses and for Benefits and Claims
Net Credit Losses	7,135	7,969	6,143	19,011	30,741
Credit Reserve Build / (Release)	706	802	6,028	14,663	8,019

Provision for loan losses	7,841	8,771	12,171	33,674	38,760
Provision for Benefits & Claims	294	324	594	1,403	1,258
Provision for unfunded lending commitments	49	—	(70)	(363)	244
Total provisions for credit losses and for benefits and claims	8,184	9,095	12,695	34,714	40,262

Total operating expenses	12,314	11,824	24,642	69,240	47,822
Income (Loss) from Continuing Operations before Income Taxes	(15,093)	(529)	(31,691)	(52,355)	(7,799)
Provision (benefits) for income taxes	(7,353)	(1,122)	(10,698)	(20,326)	(6,733)
Income (Loss) from Continuing Operations	(7,740)	593	(20,993)	(32,029)	(1,066)

Income (Loss) from discontinued operations	232	(418)	3,424	4,002	(445)
Net Income (Loss) attributable to noncontrolling Minority Interests (Minority Interest)	71	74	(306)	(343)	95
Citigroup’s Net Income	$(7,579)	$101	$(17,263)	$(27,684)	$(1,606)

Diluted Earnings Per Share:
Income (Loss) from Continuing Operations	$(0.34)	$(0.23)	$(4.04)	$(6.37)	$(0.76)

Citigroup’s Net Income (Loss)	$(0.33)	$(0.27)	$(3.40)	$(5.61)	$(0.80)

Shares (in millions):
Average Basic	23,384	12,104	5,347	5,265	11,568
Average Diluted	24,260	12,216	5,892	5,769	12,099
Common Shares Outstanding, at period end	28,483	22,864	5,450

Book Value Per Share	$5.35	$6.15	$13.02
Tangible Book Value Per Share	$4.15	$4.47	$5.70
Return on Common Equity	(21.6)%	(12.2)%	(85.3)%

Appendix A

SUMMARY OF REVENUE MARKS

CITICORP – SECURITIES AND BANKING

(In millions of dollars)	4Q’09	3Q’09	4Q’08	FY 2008	FY 2009
Mark-to-market on Alt-A mortgages (1)	67	142	(252)	(737)	321
Mark-to-market on CRE	(22)	20	223	270	68
CVA on Citi Liabilities at Fair Value Option (2)	(1,764)	(955)	1,748	4,325	(3,974)
Derivatives CVA (3)	(133)	(722)	(4,353)	(3,292)	2,204
PE & Equity Investments	173	79	(257)	(377)	201
Total Revenue Marks	(1,679)	(1,436)	(2,891)	190	(1,179)
Non-credit Accretion (4)	—	—	—
Net Revenue Marks	(1,679)	(1,436)	(2,891)	190	(1,179)

(1)Net of hedges.  (2) 4Q’09 includes $840 million adjustment to the CVA balance, reflecting correction of prior periods. (3) Includes Private Bank.  (4) Booked in the net interest revenue line.   Note: The revenue and (after-tax impact) of the Company’s CVA correction, which reduced revenues and net income in the fourth quarter of 2009 by $840 million ($518 million), respectively related to the quarters in 2008 and 2009 as follows: $7 million ($4 million), $58 million ($36 million), $97 million ($60 million), and $44 million ($27 million), for the first, second, third and fourth quarters of 2008, respectively, and $198 million ($122 million), $115 million ($71 million) and $197 million ($121 million) for the first, second and third quarters of 2009, respectively.  The revenue impact and (after-tax impact) of the Company’s CVA correction related to 2007 was $124 million ($77 million).  Excludes Disc. Ops.

Totals may not sum due to rounding.

CITI HOLDINGS

(In millions of dollars)	4Q’09	3Q’09	4Q’08	FY 2008	FY 2009
Mark-to-market on sub-prime related direct exposures (1)	526	1,967	(4,582)	(14,283)	810
Monoline Credit Value Adjustment (CVA)	(306)	(61)	(897)	(5,736)	(1,300)
Mark-to-market on highly leveraged finance commitments (2)	(13)	(24)	(594)	(4,892)	(521)
Mark-to-market on Alt-A mortgages (3),(4)	(362)	(196)	(1,067)	(3,075)	(1,451)
Mark to market on ARS (4)	—	—	(306)	(1,732)	(23)
Mark-to-market on CRE (3),(4),(5)	(191)	(594)	(1,214)	(2,898)	(1,526)
MTM on SIVs	(43)	(40)	(1,064)	(3,269)	(80)
CVA on Citi Liabilities at Fair Value Option	(14)	(64)	233	233	(252)
Derivatives CVA	123	43	(945)	(1,059)	1,283
PE & Equity Investments (7)	26	(20)	(1,820)	(2,196)	(1,148)
Total Revenue Marks	(254)	1,011	(12,256)	(38,907)	(4,206)
Non-credit Accretion (8)	450	502	190	190	1,994
Net Revenue Marks	196	1,513	(12,066)	(38,717)	(2,212)

Note: All marks booked in SAP unless otherwise stated.  Excludes Discontinued Operations.

(1) Net of impact from hedges against direct subprime ABS CDO super senior positions.  (2) Net of underwriting fees.  (3) Net of hedges.  (4) Excludes write-downs of $306 million in 3Q’08, $87 million in 4Q’08, $3 million in 1Q’09, $3 million in 2Q’09, $6 million in 4Q’09 and $6.3 million gain in 3Q’09 arising from the ARS legal settlements.  (5) Excludes positions in SIVs.  (6) 4Q’09: $8 million booked in BAM, $(199) million booked in SAP.  (7) 4Q’09: $8 million booked in BAM, $18 million in SAP.  (8) Booked in the net interest revenue line.

Totals may not sum due to rounding.

Appendix B

SUMMARY OF PRESS RELEASE DISCLOSED ITEMS

	Pre-tax	After-tax	Income
4Q’09 (In millions of dollars)	Impact	Impact	Statement Line	Segment/Region

Loss from USG TruPs Repayment	$(7,988)	$(4,921)	Revenues	Corp/Other

Termination of loss-sharing agreement with USG	(2,064)	(1,272)	Revenues	Corp/Other

	Pre-tax	After-tax	Income
3Q’09 (In millions of dollars)	Impact	Impact	Statement Line	Segment/Region

Gain from TruPS Exchange Into Common	$1,382	$851	Revenues	Corp/Other

Gain on Sale of Managed Futures	320	159	Revenues	Citi Holdings Brokerage and Asset Management

	Pre-tax	After-tax	Income
4Q’08 (In millions of dollars)	Impact	Impact	Statement Line	Segment/Region

Restructuring Charges	$(1,971)	$(1,217)	Expenses	All Citi

NAM Impairment Charge	(937)	(607)	Expenses	Citi Holdings Brokerage and Asset Management

Reserve for customer settlements in Japan consumer finance	(174)	(113)	Revenues	Citi Holdings Local Consumer Lending

ARS Settlement	(174)	(106)	Revenues	Citicorp S&B, Citi Holding BAM

Gain on sale of Citi Global Services Limited	263	192	Revenues	Corporate / Other

Tax benefit relating to CFJ restructuring	n/a	994	Taxes	All Citi

Gain on sale of German retail banking operations	4,293	3,919	Discontinued Ops.	n/a

Goodwill Impairment	(9,568)	(8,727)	Expenses	Citicorp N.A. RCB, LatAm RCB & Local Consumer Lending

Appendix C

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

1)              Citigroup 2009 managed revenues

2)              Citigroup 4Q managed revenues

3)              Citigroup 4Q managed net credit losses

4)              Citigroup 4Q consumer managed net credit losses

5)              Citi-branded cards 4Q average managed loans

6)              Citicorp 4Q managed revenues

7)              Citicorp 4Q managed net credit losses

8)              Citi Holdings 4Q managed revenues

9)              Citi Holdings 4Q managed net credit losses

10)        Regional Consumer Banking 4Q managed revenues

11)        Regional Consumer Banking — North America 4Q managed revenues

12)        Regional Consumer Banking — North America 2009 managed revenues

13)        Regional Consumer Banking — North America 4Q managed net credit losses

14)        Citi Holdings - Retail Partner Cards 4Q managed net credit losses

15)        Tangible Common Equity

16)        Tier 1 Common Ratio

Reconciliation of the aforementioned non-GAAP measure to the most directly comparable GAAP measure follows:

Appendix C

Non-GAAP Financial Measures

$MM	FY 2008	FY 2009
Managed Citigroup Revenues	$61,230	$91,092
Less: Net impact from Card Securitizations - Citicorp	5,705	6,672
Less: Net impact from Card Securitizations - Citi Holdings	3,926	4,135
GAAP Citigroup Revenues	$51,599	$80,285

	3Q’09	4Q’09
Managed Citigroup Revenues	$23,142	$7,882
Less: Net impact from Card Securitizations - Citicorp	1,800	1,744
Less: Net impact from Card Securitizations - Citi Holdings	952	733
GAAP Citigroup Revenues	$20,390	$5,405

Managed Citigroup NCLs	$10,982	$9,980
Less: Net impact from Securitized NCLs - Citicorp	1,876	1,727
Less: Net impact from Securitized NCLs - Citi Holdings	1,137	1,118
GAAP Citigroup NCLs	$7,969	$7,135

Managed Citigroup Consumer NCLs	$9,441	$8,905
Less: Net impact from Securitized NCLs - Citicorp	1,876	1,727
Less: Net impact from Securitized NCLs - Citi Holdings	1,137	1,118
GAAP Citigroup Consumer NCLs	$6,428	$6,060

Managed Citicorp Citi-branded Cards Avg. Loans	$112.7	$114.2
Less: Securitized Loans - Citicorp	69.9	68.8
GAAP Citicorp Citi-branded Cards Avg. Loans	$42.8	$45.4

Managed Citicorp Revenues	$14,825	$13,396
Less: Net impact from Card Securitizations - Citicorp	1,800	1,744
GAAP Citicorp Revenues	$13,025	$11,652

Managed Citicorp NCLs	$3,594	$3,291
Less: Net impact from Securitized NCLs - Citicorp	1,876	1,727
GAAP Citicorp NCLs	$1,718	$1,564

Managed Citi Holdings Revenues	$7,646	$5,472
Less: Net impact from Card Securitizations - Citi Holdings	952	733
GAAP Citi Holdings Revenues	$6,694	$4,739

Appendix C

Non-GAAP Financial Measures

	3Q’09	4Q’09
Managed Citi Holdings NCLs	$7,387	$6,688
Less: Net impact from Securitized NCLs - Citi Holdings	1,137	1,118
GAAP Citi Holdings NCLs	$6,250	$5,570

Managed Citicorp RCB Revenues	$7,475	$7,464
Less: Net impact from Card Securitizations - Citicorp	1,800	1,744
GAAP Citicorp RCB Revenues	$5,675	$5,720

Managed Citicorp N.A. RCB Revenues	$3,554	$3,386
Less: Net impact from Card Securitizations - Citicorp	1,800	1,744
GAAP Citicorp N.A. RCB Revenues	$1,754	$1,642

	FY 2008	FY 2009
Managed Citicorp N.A. RCB Revenues	$13,469	$13,918
Less: Net impact from Card Securitizations - Citicorp	5,705	6,672
GAAP Citicorp N.A. RCB Revenues	$7,764	$7,246

	3Q’09	4Q’09
Managed Citicorp N.A. RCB NCLs	$2,156	$2,035
Less: Net impact from Securitized NCLs - Citicorp	1,876	1,727
GAAP Citicorp N.A. RCB NCLs	$280	$308

Managed Citi Holdings Retail Partners Cards NCLs	$2,004	$1,963
Less: Net impact from Securitized NCLs	1,137	1,118
GAAP Citi Holdings Retail Partners Cards NCLs	$867	$845

Appendix C

Non-GAAP Financial Measures

Preliminary
December
(millions of dollars, except ratios)	31, 2009
Tier 1 Common
Citigroup common equity	$152,388
Less: Net unrealized losses on securities available-for-sale, net of tax	(4,347)
Less: Accumulated net losses on cash flow hedges, net of tax	(3,182)
Less: Pension liability adjustment, net of tax	(3,461)
Less: Cumulative effect included in fair value of financial liabilities attributable to the change in own credit worthiness, net of tax	760
Less: Disallowed deferred tax assets	25,958
Less: Intangible assets:
Goodwill	25,392
Other disallowed intangible assets	5,899
Less: Other	788
Total Tier 1 Common	$104,581

Qualifying perpetual preferred stock	312
Qualifying mandatorily redeemable securities of subsidiary trusts	19,217
Qualifying Non-controlling interests	1,135
Other	1,875
Total Tier 1 Capital	$127,120

Risk-Weighted Assets under Federal Reserve Board Capital Regulatory Guidelines (RWA)	$1,087,000

Tier 1 Capital Ratio (Total Tier 1 Capital / RWA)	11.7%
Tier 1 Common Ratio (Total Tier 1 Common / RWA)	9.6%

Appendix C

Non-GAAP Financial Measures

Preliminary
December
(millions of dollars, except ratios)	31, 2009

Citigroup’s Total Stockholders’ Equity	$152,700
Less:
Preferred Stock	312
Common Equity	152,388
Less:
Goodwill	25,392
Intangible Assets (other than MSR’s)	8,714
Related Net Deferred Taxes	68
Tangible Common Equity (TCE)	$118,214
Risk-Weighted Assets (RWA) under “Components of Capital Under Regulatory Guidelines”	$1,087,000

TCE Ratio (TCE/RWA)	10.9%

Preliminary
December 31,
2009
Tangible Book Value Per Share
Citigroup’s Tangible Common Equity Per Above	$118,214

Common Shares Outstanding at Quarter-end	28,483.3

Book Value Per Share (Common Equity / Common Shares Outstanding)	$5.35

Tangible Book Value Per Share (Tangible Common Equity / Common Shares Outstanding)	$4.15